Exhibit 21

Significant Subsidiaries

Listed below are the significant first tier subsidiaries of the Registrant, along with the total number of active subsidiaries directly or indirectly owned by each as of February 3, 2006. Certain second and third tier subsidiaries, though included in the numbers, are also shown by name. Ownership is 100% unless otherwise indicated. The business activities of the subsidiaries have been keyed as follows: (a) Oilfield Services, (b) WesternGeco, (c) General/Multiple Segments.

	U.S.	Non-U.S.

Schlumberger B.V., Netherlands (c)		38(a)[1] 13(b)[2] 7(c)
Schlumberger Canada Limited, Ontario (c)
Schlumberger SA, France (a)
Services Petroliers Schlumberger, France (a)
WesternGeco A.S., Norway (b)
WesternGeco B.V., Netherlands (b)*

Schlumberger Antilles N.V., Netherlands Antilles (a)		4(a)
Schlumberger Offshore Services N.V. (Limited), Netherlands Antilles (a)

Schlumberger Oilfield Holdings Limited, BVI (c)		127(a)[3] 30(b)[4] 17(c)
Dowell Schlumberger Corporation, BVI (a)
Schlumberger Holdings Limited, BVI (a)
Schlumberger Middle East S.A., Panama (a)
Schlumberger Oilfield UK Plc, UK (a)
Schlumberger Overseas, S.A., Panama (a)
Schlumberger Plc, UK (c)
Schlumberger Seaco, Inc., Panama (a)
Schlumberger Surenco, S.A., Panama (a)
WesternGeco Limited, UK (b)*
WesternGeco Seismic Holdings Limited, BVI (b)*

Schlumberger Technology Corporation, Texas (c)	6(a)[5] 3(b)[6] 2(c)	1(b)
WesternGeco L.L.C., Delaware (b)*

*	70% owned by Registrant

1	Includes three majority-owned subsidiaries and one 50%-owned subsidiary.
2	Includes two majority-owned subsidiaries, one of which is named, and one 50%-owned subsidiary.
3	Includes six majority-owned subsidiaries and four 50%-owned subsidiaries.
4	Includes five majority-owned subsidiaries, two of which are named.
5	Includes one majority-owned subsidiary and two 50%-owned subsidiaries.
6	Includes two majority-owned subsidiaries, one of which is named.

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